Exhibit 10.46

Executive Officer Compensation Summary

Boston Life Sciences, Inc.’s (the “Company’s”) executive officers consist of: (i) Peter G. Savas, Chairman and Chief Executive Officer; (ii) Mark J. Pykett, President; (iii) Joseph P. Hernon, Chief Financial Officer and Secretary; and (iv) Marc E. Lanser, Chief Scientific Officer.

The Company’s compensation program for its executive officers consists of four parts: base salary, annual bonus, stock options and additional benefits. The Company’s overall recruitment and compensation philosophy is a very important consideration in the maintenance of this program. This philosophy is to hire individuals possessing excellent professional skills, coupled with demonstrated track records, who can be expected to help achieve the Company’s goal of moving from a development-stage company to a broad-based, diversified, revenue-generating biotechnology company.

The Compensation Committee of the Board of Directors (the “Committee”) seeks to establish base salaries for each position and level of responsibility at a competitive level, sufficient to recruit and retain individuals possessing the skills and experience necessary to achieve the Company’s goals and objectives over the long term. Base salary levels are generally established with the input of various industry-related surveys and special studies as well as by monitoring developments in the biotechnology industry. Annual cash bonuses and/or incentive payments may be awarded to executive officers and the Company expects to pay such amounts based on both an evaluation of the performance of each executive officer for the year as a whole, as well as the establishment of performance incentives for the following year dependent upon the realization of specific corporate objectives. Options under the Company’s stock option plans are granted to all executive officers as incentive to contribute significantly to the growth and successful operation of the Company. The specific determination of the number of options to be granted, however, is not based upon any specific criteria, although the Committee does reference industry data in assessing the reasonableness of all awards.

The Committee approved the terms of compensation to be paid to the Company’s executive officers (including the base salary for 2005) as follows:

•	Mr. Savas. On September 8, 2004, Mr. Savas joined the Company as Chairman and Chief Executive Officer. The Company expects to enter into an employment agreement with Mr. Savas which will be effective for a term of one year, provide for a base salary of $350,000 per year plus other benefits and include confidentiality and non-competition provisions. The Committee approved a bonus of $29,167 for 2004, which represented 25% of his 2004 base earnings based on the achievement of certain performance goals. Subject to certain contingencies, Mr. Savas will be entitled to a one-year severance allowance in the event that he is terminated in certain circumstances. In addition, on September 10, 2004, Mr. Savas was granted an option to purchase 400,000 shares of the Company’s common stock at an exercise price of $3.75 per share, of which 25% immediately vested and the remaining 75% will vest in equal monthly installments over four years, subject to accelerated vesting if certain performance goals are achieved. In addition, on March 11, 2005, Mr. Savas was granted an option to purchase 200,000 shares of the Company’s common stock at an exercise price of $2.31 per share, of which 33% immediately vested and the remaining 67% will vest in equal monthly installments over three years.

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Mr. Pykett. On November 1, 2004, Mr. Pykett joined the Company as Executive Vice President and Chief Operating Officer and on February 3, 2005 was appointed President and remained Chief Operating Officer. The Company expects to enter into an employment agreement with Mr. Pykett which will be effective for a term of one year, provide for a base salary of $275,000 per year plus other benefits and include confidentiality and non-competition provisions. The Committee approved a bonus of $4,167 for 2004, which represented 25% of his base earnings based on the achievement of certain performance goals. Subject to certain contingencies, Mr. Pykett will be entitled to a nine-month severance allowance in the event that he is terminated in certain circumstances. In addition, on November 18, 2004 and February 4, 2005, Mr. Pykett was granted an option to purchase 100,000 shares of the Company’s common stock at an exercise price of $3.75 per share, of which 25% immediately vested and the remaining 75% will vest in equal monthly installments over four years, subject to accelerated vesting if certain performance goals are achieved. In addition, on March 11, 2005, Mr. Pykett was granted an option to purchase 100,000 shares of the Company’s common stock at an exercise price of $2.31 per share, of which 33% immediately vested and the remaining 67% will vest in equal monthly installments over three years.

•	Mr. Lanser. In June 2004, Mr. Lanser entered into an employment agreement with the Company. Mr. Lanser’s employment agreement is effective for a term of one year, provides for an annual base salary of $308,000 plus other benefits and includes confidentiality and non-competition provisions. If the Company terminates Dr. Lanser’s employment for reasons other than cause or Dr. Lanser resigns for any reason, Dr. Lanser is entitled to receive nine months of base salary continuation, payable in accordance with the regular payroll practices of the Company. In addition, on March 11, 2005, Mr. Lanser was granted an option to purchase 175,605 shares of the Company’s common stock at an exercise price of $2.31 per share, of which 33% immediately vested and the remaining 67% will vest in equal monthly installments over three years. Also on March 11, 2005, the Company agreed to the cancellation of options to purchase 186,814 shares of the Company’s common stock held by Mr. Lanser.

•	Mr. Hernon. The Company expects to enter into an employment agreement with Mr. Hernon which will be effective for a term of one year, provide for a base salary of $242,550 per year plus other benefits and include confidentiality and non-competition provisions. Subject to certain contingencies, we expect Mr. Hernon will be entitled to a severance allowance in the event that he is terminated in certain circumstances. In addition, on March 11, 2005, Mr. Hernon was granted an option to purchase 133,527 shares of the Company’s common stock at an exercise price of $2.31 per share, of which 33% immediately vested and the remaining 67% will vest in equal monthly installments over three years. Also on March 11, 2005, the Company agreed to the cancellation of options to purchase 120,773 shares of the Company’s common stock held by Mr. Hernon.